RBC Capital Markets®	Filed Pursuant to Rule 433 Registration Statement No. 333-203433

The information in this terms supplement is not complete and may be changed.

Preliminary Terms Supplement
Subject to Completion:
Dated June 5, 2015

To Pricing Supplement Dated June __, 2015, to the Product
Prospectus Supplement ERN-EI-1 Dated May 4, 2015, Prospectus
Supplement Dated April 30, 2015, and Prospectus, Dated April 30,
2015
$ ___________ Autocallable Barrier Notes Linked to the the EURO STOXX 50® Index, Due June 28, 2017 Royal Bank of Canada

Royal Bank of Canada is offering the Autocallable Barrier Notes (the “Notes”) linked to the EURO STOXX 50® Index (the “Reference Asset”).

The CUSIP number for the Notes is 78012KET0. The Notes will be automatically called at the applicable Call Amount if the closing level of the Reference Asset on any Observation Date is greater than or equal to the Initial Level. If your Notes are not called and the Percentage Change of the Reference Asset is less than -20%, you will receive an amount at maturity that is proportionate to the decrease in the level of the Reference Asset as compared to the Initial Level, and you may lose up to 100% of your initial investment.

Call Amounts: [$1,037.50 to $1,040.00] if called in December 2015, [$1,075.00 to $1,080.00] if called in July 2016, [$1,112.50 to $1,120.00] if called in December 2016, and [$1,150.00 to $1,160.00] if called on the Valuation Date.  These amounts reflect a call premium range of 7.50% to 8.00% per annum.

The Notes do not pay interest. Any payments on the Notes are subject to our credit risk.

Issue Date: June 30, 2015

Maturity Date: June 28, 2017

The Notes will not be listed on any securities exchange.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-1 of the prospectus supplement dated April 30, 2015, “Additional Risk Factors Specific to the Notes” beginning on page PS-4 of the product prospectus supplement dated May 4, 2015, and “Selected Risk Considerations” beginning on page P-8 of this terms supplement.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this terms supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Price to public	100.00%	$
Underwriting discounts and commissions	1.75%	$
Proceeds to Royal Bank of Canada	98.25%	$

The initial estimated value of the Notes as of the date of this terms supplement is $961.69 per $1,000 in principal amount, which is less than the price to public. The final pricing supplement relating to the Notes will set forth our estimate of the initial value of the Notes as of the Pricing Date, which will not be less than $941.69 per $1,000 in principal amount.  The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value in more detail below.

If the Notes priced on the date of this terms supplement, RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, would receive a commission of approximately $17.50 per $1,000 in principal amount of the Notes and would use a portion of that commission to allow selling concessions to other dealers of up to approximately $17.50 per $1,000 in principal amount of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page P-15.

We may use this terms supplement in the initial sale of the Notes.  In addition, RBCCM or another of our affiliates may use this terms supplement in a market-making transaction in the Notes after their initial sale.  Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this terms supplement is being used in a market-making transaction.

RBC Capital Markets, LLC

Autocallable Barrier Notes Linked to the EURO STOXX 50® Index, Due June 28, 2017

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this terms supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.

Issuer:	Royal Bank of Canada (“Royal Bank”)

Issue:	Senior Global Medium-Term Notes, Series G

Underwriter:	RBC Capital Markets, LLC (“RBCCM”)

Reference Asset:	The EURO STOXX 50® Index (Bloomberg ticker: SX5E)

Currency:	U.S. Dollars

Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof

CUSIP:	78012KET0

Pricing Date:	June 26, 2015

Issue Date:	June 30, 2015

Observation Dates:
December 28, 2015, July 1, 2016, December 27, 2016, and the Valuation Date. The Observation Dates are subject to postponement if a market disruption event occurs, as described in “Additional Terms of the Notes—Market Disruption Events and Other Events” below.

Valuation Date:	June 26, 2017

Maturity Date:	June 28, 2017, subject to extension for market and other disruptions, as described in the product prospectus supplement dated May 4, 2015.

Term:	Approximately two (2) years

Automatic Call:
The Notes will be automatically called on any Observation Date if the Observation Level on that Observation Date is greater than or equal to the Initial Level. If the Notes are called, the investor will receive the applicable Call Amount on the applicable Call Settlement Date.

If the Observation Level on an Observation Date is below the Initial Level, then the Notes will not be called.

Call Amounts (per Note):
[$1,037.50 to $1,040.00] if called on the first Observation Date,

[$1,075.00 to $1,080.00] if called on the second Observation Date,

[$1,112.50 to $1,120.00] if called on the third Observation Date, and

[$1,150.00 to $1,160.00] if called on the Valuation Date.

The actual Call Amounts will be determined on the Pricing Date, and will be set forth in the final pricing supplement relating to the Notes.

RBC Capital Markets, LLC

Autocallable Barrier Notes Linked to the EURO STOXX 50® Index, Due June 28, 2017

Call Settlement Dates:
If the Notes are called, the applicable Call Amount will be paid on December 31, 2015, July 7, 2016, December 30, 2016, or the maturity date, as applicable. The Call Settlement Dates are subject to postponement in the event of market disruption events, as described in “Additional Terms of the Notes—Market Disruption Events and Other Events” below.

Payment at Maturity (if not called and held to maturity):
If, on the Valuation Date, the Percentage Change is less than 0%, but not less than the Barrier Percentage (that is, the Percentage Change is between 0% and -20%), then the investor will receive the principal amount only.

If, on the Valuation Date, the Percentage Change is less than the Barrier Percentage (that is, the Percentage Change is between -20.01% and -100%), then the investor will receive a cash payment equal to:

Principal Amount + (Principal Amount x Percentage Change)

In this case, you will lose all or a portion of the principal amount of the Notes.

Percentage Change:	The Percentage Change is calculated using the following formula, expressed as a percentage: Final Level - Initial Level Initial Level

Initial Level:	The closing level of the Reference Asset on the Pricing Date.

Observation Level:	The closing level of the Reference Asset on the applicable Observation Date.

Final Level:	The closing level of the Reference Asset on the Valuation Date.

Barrier Percentage:	-20%

Barrier Level:	80% of the Initial Level

Principal at Risk:	The Notes are NOT principal protected. You may lose all or a substantial portion of your principal amount at maturity if the Final Level is less than the Barrier Level.

Calculation Agent:	RBCCM

U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated May 4, 2015 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to the Notes.

RBC Capital Markets, LLC

Autocallable Barrier Notes Linked to the EURO STOXX 50® Index, Due June 28, 2017

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, plans to maintain a secondary market in the Notes after the Issue Date.  The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount of your Notes.

Listing:	The Notes will not be listed on any securities exchange.

Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated April 30, 2015).

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on pages P-2 and P-3 of this terms supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement dated May 4, 2015, as modified by this terms supplement.

RBC Capital Markets, LLC

Autocallable Barrier Notes Linked to the EURO STOXX 50® Index, Due June 28, 2017

ADDITIONAL TERMS OF YOUR NOTES

You should read this terms supplement together with the prospectus dated April 30, 2015, as supplemented by the prospectus supplement dated April 30, 2015 and the product prospectus supplement dated May 4, 2015, relating to our Senior Global Medium-Term Notes, Series G, of which these Notes are a part. Capitalized terms used but not defined in this terms supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this terms supplement will control.  The Notes vary from the terms described in the product prospectus supplement in several important ways.  You should read this terms supplement carefully.

This terms supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated April 30, 2015 and “Additional Risk Factors Specific to the Notes” in the product prospectus supplement dated May 4, 2015, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated April 30, 2015:
http://www.sec.gov/Archives/edgar/data/1000275/000121465915003442/l429151424b3.htm

Prospectus Supplement dated April 30, 2015:
http://www.sec.gov/Archives/edgar/data/1000275/000121465915003446/n429152424b3.htm

Product Prospectus Supplement ERN-EI-1 dated May 4, 2015:
http://www.sec.gov/Archives/edgar/data/1000275/000121465915003583/c53150424b5.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.  As used in this terms supplement, the “Company,” “we,” “us,” or “our” refers to Royal Bank of Canada.

Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this terms supplement relates.  Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-866-609-6009.

RBC Capital Markets, LLC

Autocallable Barrier Notes Linked to the EURO STOXX 50® Index, Due June 28, 2017

HYPOTHETICAL RETURNS

The examples set out below are included for illustration purposes only. The hypothetical Observation Levels used to illustrate the calculation of the payment on the Notes are not estimates or forecasts of any Observation Level or the level of the Reference Asset on any trading day prior to the Maturity Date. All examples assume that a holder purchased Notes with an aggregate principal amount of $1,000, a hypothetical Initial Level of 100.00, the Barrier Percentage of -20% (the Barrier Level is 80% of the Initial Level), a call premium of 7.75% per annum (the midpoint of the call premium range of 7.50% to 8.00% per annum), and that no market disruption event occurs on any Observation Date.

	Notes Are Called on an Observation Date				Notes Are Not Called on Any Observation Date
	Example 1	Example 2	Example 3	Example 4	Example 5	Example 6
Initial Level	100.00	100.00	100.00	100.00	100.00	100.00
Barrier Level	80.00	80.00	80.00	80.00	80.00	80.00
Observation Level / Percentage Change on the First Observation Date	125.00 / 25.00%	95.00 / -5.00%	95.00 / -5.00%	95.00 / -5.00%	95.00 / -5.00%	95.00 / -5.00%
Observation Level / Percentage Change on the Second Observation Date	N/A	105.00 / 5.00%	90.00 / -10.00%	90.00 / -10.00%	90.00 / -10.00%	90.00 / -10.00%
Observation Level / Percentage Change on the Third Observation Date	N/A	N/A	120.00 / 20.00%	85.00 / -15.00%	85.00 / -15.00%	85.00 / -15.00%
Observation Level / Percentage Change on the Final Observation Date	N/A	N/A	N/A	105.00 / 5.00%	95.00 / -5.00%	60.00 / -40.00%
Return of the Notes	3.875%	7.750%	11.625%	15.500%	0.000%	-40.000%
Call Amount or Payment at Maturity per Note	$1,038.75	$1,077.50	$1,116.25	$1,155.00	$1,000.00	$600.00

Notes Are Called on an Observation Date

The Notes will be called at the applicable Call Amount if the Observation Level is greater than or equal to the Initial Level. After the Notes are called, they will no longer remain outstanding and there will not be any further payments on the Notes.

Example 1 – The Observation Level on the first Observation Date is greater than the Initial Level. Therefore, the Notes will be called at $1,038.75 per Note, a 3.875% return.

Example 2 – On the first Observation Date, the Observation Level is below the Initial Level. Therefore, the Notes will not be called on the first Observation Date. On the second Observation Date, the Observation Level is greater than the Initial Level. Therefore, the Notes will be called at $1,077.50 per Note, a 7.750% return.

Example 3 – On the first and second Observation Dates, the Observation Levels are below the Initial Level. Therefore, the Notes will not be called on the first or second Observation Date. On the third and final Observation Date, the Observation Level is greater than the Initial Level. Therefore, the Notes will be called at $1,116.25 per Note, an 11.625% return.

Example 4 – On the first three Observation Dates, the Observation Levels are below the Initial Level. Therefore, the Notes will not be called on the first three Observation Dates. On the fourth and final Observation Date, the Observation Level is greater than the Initial Level. Therefore, the Notes will be called at $1,155.00 per Note, a 15.500% return.

RBC Capital Markets, LLC

Autocallable Barrier Notes Linked to the EURO STOXX 50® Index, Due June 28, 2017

Notes Are Not Called on Any Observation Date

Example 5 – The Notes are not called on any Observation Date because the Observation Level is below the Initial Level on each Observation Date (including the final Observation Date).  Because the Percentage Change is greater than the Barrier Percentage, the Payment at Maturity will be the principal amount of $1,000.00 per Note, a 0.000% return.

Example 6 – The Notes are not called on any Observation Date because the Observation Level is below the Initial Level on each Observation Date (including the final Observation Date).  Because the Percentage Change is less than the Barrier Percentage, the Payment at Maturity will be $600.00 per Note, a -40.000% return, calculated as follows:

$1,000 + ($1,000 x -40%) = $600.00

RBC Capital Markets, LLC

Autocallable Barrier Notes Linked to the EURO STOXX 50® Index, Due June 28, 2017

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the securities included in the Reference Asset.  These risks are explained in more detail in the section “Additional Risk Factors Specific to the Notes,” beginning on page PS-4 of the product prospectus supplement.  In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:

•
Principal at Risk – You will lose 1% of the principal amount for each 1% that the Final Level is less than the Initial Level if the Notes are not called on any Observation Date and the Final Level is less than the Barrier Level. In that case, investors in the Notes could lose all or a substantial portion of their principal amount.

•
The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity – There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity.  The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments.

•
Your Potential Return Is Limited by the Automatic Call Feature and the Applicable Call Amount – The return potential of the Notes is limited to the applicable Call Amount, regardless of the appreciation of the Reference Asset. Further, if the Notes are called early, you will not receive any further payments on the Notes. Since the Notes could be called as early as December 28, 2015, the total return on the Notes could be limited. As a result, the return on an investment in the Notes could be less than the return on a security directly linked to the positive performance of the Reference Asset or a direct investment in the securities included in the Reference Asset.

•
Reinvestment Risk – If your Notes are called early, the term of the Notes may be as short as approximately six months. You may be unable to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk if the Notes are called prior to the Maturity Date.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes – The Notes are Royal Bank’s senior unsecured debt securities.  As a result, your receipt of any amount due on the Notes is dependent upon Royal Bank’s ability to repay its obligations on the applicable payment date.  This will be the case even if the level of the Reference Asset increases after the Pricing Date.  No assurance can be given as to what our financial condition will be at the maturity of the Notes.

•
There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses – There may be little or no secondary market for the Notes.  The Notes will not be listed on any securities exchange.  RBCCM and other affiliates of Royal Bank may make a market for the Notes; however, they are not required to do so.  RBCCM or any other affiliate of Royal Bank may stop any market-making activities at any time.  Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

•
You Will Not Have Any Rights to the Securities Included in the Reference Asset – As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities included in the Reference Asset would have.  The Observation Levels will not reflect any dividends paid on the securities included in the Reference Asset.

RBC Capital Markets, LLC

Autocallable Barrier Notes Linked to the EURO STOXX 50® Index, Due June 28, 2017

•
The Initial Estimated Value of the Notes Will Be Less than the Price to the Public – The initial estimated value set forth on the cover page and that will be set forth in the final pricing supplement for the Notes does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time.  If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the level of the Reference Asset, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount and the estimated costs relating to our hedging of the Notes.  These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount and the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value.  As a result, the secondary price will be less than if the internal funding rate was used.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•
The Initial Estimated Value of the Notes on the Cover Page and that We Will Provide in the Final Pricing Supplement Are Estimates Only, Calculated as of the Time the Terms of the Notes Are Set – The initial estimated value of the Notes will be based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes.  See “Structuring the Notes” below.  Our estimates are based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Pricing Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.

•
An Investment in the Notes Is Subject to Risks Relating to Non-U.S. Securities Markets - Because foreign companies or foreign equity securities included in the Reference Asset are publicly traded in the applicable foreign countries and are denominated in currencies other than U.S. dollars, an investment in the Notes involves particular risks. For example, the non-U.S. securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the U.S. or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the U.S., as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The securities included in the Reference Asset are issued by companies located within the Eurozone, which is and has been undergoing severe financial stress, and the political, legal and regulatory ramifications are impossible to predict. Changes within the Eurozone could have a material adverse effect on the performance of the Reference Asset and, consequently, on the value of the Notes.

•
Market Disruption Events and Adjustments – The payment on the Notes and the Observation Dates are subject to adjustment as described in this terms supplement and the product prospectus supplement.  For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

RBC Capital Markets, LLC

Autocallable Barrier Notes Linked to the EURO STOXX 50® Index, Due June 28, 2017

ADDITIONAL TERMS OF THE NOTES

Market Disruption Events and Other Events

With respect to the Reference Asset, if (i) a Market Disruption Event occurs on an Observation Date or (ii) any scheduled Observation Date is determined by the calculation agent not to be a trading day (any such day in either (i) or (ii) being a “non-calculation day”), the Observation Level of the Reference Asset will be its closing level on the first trading day following that non-calculation day on which the calculation agent determines that a market disruption event is not continuing.  If a market disruption event occurs or is continuing on each trading day to and including the tenth trading day following that non-calculation day, the Observation Level will be determined (or, if not determinable, estimated by the calculation agent in a manner which is considered commercially reasonable under the circumstances) by the calculation agent on that tenth trading day, regardless of the occurrence or continuation of a market disruption event on that day.  In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Observation Level that would have prevailed in the absence of the market disruption event.

If an Observation Date is postponed, the relevant Call Settlement Date will also be postponed, although not by more than ten trading days.

RBC Capital Markets, LLC

Autocallable Barrier Notes Linked to the EURO STOXX 50® Index, Due June 28, 2017

INFORMATION REGARDING THE REFERENCE ASSET

All disclosures contained in this terms supplement regarding the Reference Asset, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, STOXX Limited, as the sponsor of the Reference Asset (“STOXX”). STOXX, which owns the copyright and all other rights to the Reference Asset, has no obligation to continue to publish, and may discontinue publication of, the Reference Asset. The consequences of STOXX discontinuing publication of the Reference Asset are discussed in the section of the product prospectus supplement entitled “General Terms of the Notes—Unavailability of the Level of the Reference Asset.” Neither we nor RBCCM accepts any responsibility for the calculation, maintenance or publication of the Reference Asset or any successor index.

The Reference Asset was created by STOXX, as a joint venture between Deutsche Börse AG and SIX Group AG.  Publication of the Reference Asset began in February 1998, based on an initial index level of 1,000 at December 31, 1991.

Composition and Maintenance

The Reference Asset is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices.

The composition of the Reference Asset is reviewed annually, based on the closing stock data on the last trading day in August.  The component stocks are announced on the first trading day in September.  Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day.  Changes in the composition of the Reference Asset are made to ensure that the Reference Asset includes the 50 market sector leaders from within the Reference Asset.

The free float factors for each component stock used to calculate the Reference Asset, as described below, are reviewed, calculated, and implemented on a quarterly basis and are fixed until the next quarterly review.

The Reference Asset is also reviewed on an ongoing basis.  Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings, and bankruptcy) that affect the Reference Asset composition are immediately reviewed.  Any changes are announced, implemented, and effective in line with the type of corporate action and the magnitude of the effect.

Calculation of the Reference Asset

The Reference Asset is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight.  The formula for calculating the Reference Asset value can be expressed as follows:

Reference Asset =	Free float market capitalization of the Reference Asset	x 1,000
Adjusted base date market capitalization of the Reference Asset

The “free float market capitalization of the Reference Asset” is equal to the sum of the products of the closing price, market capitalization, and free float factor for each component stock as of the time the Reference Asset is being calculated.

The Reference Asset is also subject to a divisor, which is adjusted to maintain the continuity of the Reference Asset values across changes due to corporate actions, such as the deletion and addition of stocks, the substitution of stocks, stock dividends, and stock splits.

RBC Capital Markets, LLC

Autocallable Barrier Notes Linked to the EURO STOXX 50® Index, Due June 28, 2017

License Agreement

We have entered into a non-exclusive license agreement with STOXX providing for the license to us and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use indices owned and published by STOXX (including the Reference Asset) in connection with certain securities, including the Notes offered hereby.

The license agreement between us and STOXX requires that the following language be stated in this document:

STOXX has no relationship to us, other than the licensing of the Reference Asset and the related trademarks for use in connection with the Notes.  STOXX does not:

•	sponsor, endorse, sell, or promote the Notes;

•	recommend that any person invest in the Notes offered hereby or any other securities;

•	have any responsibility or liability for or make any decisions about the timing, amount, or pricing of the Notes;

•	have any responsibility or liability for the administration, management, or marketing of the Notes; or

•	consider the needs of the Notes or the holders of the Notes in determining, composing, or calculating the Reference Asset, or have any obligation to do so.

STOXX will not have any liability in connection with the Notes.  Specifically:

•	STOXX does not make any warranty, express or implied, and disclaims any and all warranty concerning:

•	the results to be obtained by the Notes, the holders of the Notes or any other person in connection with the use of the Reference Asset and the data included in the Reference Asset;

•	the accuracy or completeness of the Reference Asset and its data;

•	the merchantability and the fitness for a particular purpose or use of the Reference Asset and its data;

•	STOXX will have no liability for any errors, omissions, or interruptions in the Reference Asset or its data; and

•	Under no circumstances will STOXX be liable for any lost profits or indirect, punitive, special, or consequential damages or losses, even if STOXX knows that they might occur.

The licensing agreement between us and STOXX is solely for their benefit and our benefit, and not for the benefit of the holders of the Notes or any other third parties.

RBC Capital Markets, LLC

Autocallable Barrier Notes Linked to the EURO STOXX 50® Index, Due June 28, 2017

Historical Information for the Reference Asset

The graph below sets forth the information relating to the historical performance of the Reference Asset. In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing levels of the Reference Asset. The information provided in this table is for the four calendar quarters of 2008, 2009, 2010, 2011, 2012, 2013 and 2014, the first calendar quarter of 2015, and for the period from April 1, 2015 through May 29, 2015.

We obtained the information regarding the historical performance of the Reference Asset in the chart below from Bloomberg Financial Markets.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to any Observation Level of the Reference Asset. We cannot give you assurance that the performance of the Reference Asset will result in any positive return on your initial investment.

RBC Capital Markets, LLC

Autocallable Barrier Notes Linked to the EURO STOXX 50® Index, Due June 28, 2017

Period-Start Date	Period-End Date	High Intra-Day Level of the Reference Asset	Low Intra-Day Level of the Reference Asset	Period-End Closing Level of the Reference Asset
1/1/2008	3/31/2008	4,411.59	3,417.25	3,628.06
4/1/2008	6/30/2008	3,900.30	3,298.05	3,352.81
7/1/2008	9/30/2008	3,456.81	2,924.13	3,038.20
10/1/2008	12/31/2008	3,130.25	2,128.29	2,447.62
1/1/2009	3/31/2009	2,608.15	1,765.49	2,071.13
4/1/2009	6/30/2009	2,549.32	2,021.53	2,401.69
7/1/2009	9/30/2009	2,915.71	2,258.60	2,872.63
10/1/2009	12/31/2009	3,001.56	2,693.80	2,964.96
1/1/2010	3/31/2010	3,044.37	2,617.77	2,931.16
4/1/2010	6/30/2010	3,027.14	2,448.10	2,573.32
7/1/2010	9/30/2010	2,849.45	2,502.50	2,747.90
10/1/2010	12/31/2010	2,902.80	2,635.08	2,792.82
1/1/2011	3/31/2011	3,077.24	2,717.74	2,910.91
4/1/2011	6/30/2011	3,029.68	2,692.95	2,848.53
7/1/2011	9/30/2011	2,887.30	1,935.89	2,179.66
10/1/2011	12/31/2011	2,506.22	2,054.98	2,316.55
1/1/2012	3/31/2012	2,611.42	2,279.73	2,477.28
4/1/2012	6/30/2012	2,509.93	2,050.16	2,264.72
7/1/2012	9/30/2012	2,604.77	2,142.46	2,454.26
10/1/2012	12/31/2012	2,668.23	2,427.32	2,635.93
1/1/2013	3/31/2013	2,754.80	2,563.64	2,624.02
4/1/2013	6/30/2013	2,851.48	2,494.54	2,602.59
7/1/2013	9/30/2013	2,955.47	2,539.15	2,893.15
10/1/2013	12/31/2013	3,116.23	2,891.39	3,109.00
1/1/2014	3/31/2014	3,185.68	2,944.13	3,161.60
4/1/2014	6/30/2014	3,325.50	3,083.43	3,228.24
7/1/2014	9/30/2014	3,301.15	2,977.52	3,225.93
10/1/2014	12/31/2014	3,278.97	2,789.63	3,146.43
1/1/2015	3/31/2015	3,742.42	2,998.53	3,697.38
4/1/2015	5/29/2015	3,836.28	3,484.07	3,570.78

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

  RBC Capital Markets, LLC

Autocallable Barrier Notes Linked to the EURO STOXX 50® Index, Due June 28, 2017

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We expect that delivery of the Notes will be made against payment for the Notes on or about June 30, 2015, which is the second (2nd) business day following the Pricing Date (this settlement cycle being referred to as “T+2”).  See “Plan of Distribution” in the prospectus dated April 30, 2015. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated April 30, 2015.

The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do).  That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs.  For a period of approximately three months after the issue date of the Notes, the value of the Notes that may be shown on your account statement is expected to be higher than RBCCM’s estimated value of the Notes at that time.  This is because the estimated value of the Notes will not include the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of RBCCM’s underwriting discount and our estimated costs and profits from hedging the Notes.  This excess is expected to decrease over time until the end of this period.  After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.

STRUCTURING THE NOTES

The Notes are our debt securities, the return on which is linked to the performance of the Reference Asset.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that is likely to reduce the initial estimated value of the Notes at the time their terms are set. Unlike the estimated value included in this terms supplement or in the final pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Asset, and the tenor of the Notes.  The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.

The lower implied borrowing rate is a factor that reduces the economic terms of the Notes to you.  The initial offering price of the Notes also reflects the underwriting commission and our estimated hedging costs.  These factors result in the initial estimated value for the Notes on the Pricing Date being less than their public offering price.  See “Selected Risk Considerations—The Initial Estimated Value of the Notes Will Be Less than the Price to the Public” above.

RBC Capital Markets, LLC